NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.facebook.com/ford www.medium.com/@ford www.twitter.com/ford www.instagram.com/ford Ford Motor Company Announces $2.0 Billion Convertible Notes Offering DEARBORN, Mich., March 16, 2021 – Ford Motor Company today announced its intention to offer, subject to market conditions and other factors, $2.0 billion aggregate principal amount of convertible senior notes due 2026 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Ford also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $300.0 million aggregate principal amount of the notes, solely to cover over-allotments, if any. The notes will be unsecured, senior obligations of Ford. The notes are expected to accrue interest payable semiannually in arrears. Conversions of the notes will be settled in cash up to the aggregate principal amount of the notes to be converted and cash, shares of Ford’s common stock or a combination thereof, at Ford’s election, in respect of the remainder, if any, of Ford’s conversion obligation in excess of the aggregate principal amount of the notes being converted. The initial conversion rate and other terms of the notes are to be determined upon pricing of the offering. Ford intends to use the net proceeds from this offering for general corporate purposes, including the potential repayment of debt. The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to purchase the notes or the shares of Ford’s common stock issuable upon conversion of the notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. # # # About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford trucks, utility vehicles, and cars – increasingly including electrified versions – and Lincoln luxury vehicles; provides financial services through Ford Motor Credit Company; and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected vehicle services. Ford employs approximately 186,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit corporate.ford.com. Contacts: Fixed Income Media T.R. Reid Equity Investment Community Lynn Antipas Tyson Investment Community Karen Rocoff Shareholder Inquiries 1.800.555.5259 or 1.313.319.6683 1.914.485.1150 1.313.621.0965 1.313.845.8540 treid22@ford.com ltyson4@ford.com krocoff@ford.com stockinf@ford.com